For Immediate Release
June 18, 2008

Contact:	Mary Beth Steiginga
630 Godwin Avenue
Midland Park, NJ 07432
201-444-7100

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION
DECLARES INCREASE TO CASH DIVIDEND

Midland Park, NJ – June 18, 2008 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.095 per share cash dividend to shareholders of record date July 15, 2008, payable August 1, 2008.  This represents a 10.8 percent increase over the third quarter cash dividend paid in 2007, as adjusted for a 5 percent stock dividend paid November 15, 2007.

In announcing the dividend, Chairman William C. Hanse and President and Chief Executive Officer Paul Van Ostenbridge stated, “We are pleased to recognize shareholders with this increased cash dividend, which represents the forty-third consecutive quarterly dividend paid by the Stewardship Financial Corporation.  We understand the challenges in the current banking environment, however remain optimistic about the Corporation’s future performance.”

Stewardship Financial Corporation’s subsidiary, Atlantic Stewardship Bank, has banking offices in Midland Park, Hawthorne (2 offices), Ridgewood, Montville, Pequannock, Waldwick, Wayne (3 offices), Westwood, Wyckoff and North Haledon, New Jersey.  Atlantic Stewardship Bank opened in 1985, is a community bank serving individuals and businesses, and is well known for tithing 10 percent of its pre-tax profits to Christian and local charitable organizations. Please visit our website at www.asbnow.com or call 201-444-7100 for information regarding our products and services.